AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

QS INVESTORS, LLC

THIS AMENDMENT is made as of November 1, 2017 (the “Amendment”) to the Investment Subadvisory Agreement dated May 1, 2012, novated April 1, 2016, and as amended from time to time (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) and QS Investors, LLC (the “Subadviser”), pursuant to which TAM has engaged the Subadviser to provide certain advisory services to the fund(s) and/or portfolio(s) listed on Schedule A to this Amendment (each, a “Fund”), each Fund a separate series of the Transamerica trust listed on Schedule A to this Amendment (each, a “Trust”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows;

Schedule A. Schedule A to the Investment Subadvisory Agreement is hereby deleted and replaced as follows:

Fund Name	Investment Subadvisory Fee*
Transamerica Legg Mason Dynamic Allocation – Balanced VP	0.13% of the first $1.5 billion; 0.11% over $1.5 billion up to $2.5 billion;
Transamerica Legg Mason Dynamic Allocation – Growth VP	0.10% over $2.5 billion

*	As a percentage of average daily net assets on an annual basis. Sub-advisory fees are based on combined assets for Transamerica Legg Mason Dynamic Allocation – Balanced VP and Transamerica Legg Mason Dynamic Allocation – Growth VP.

In all other respects, the Agreement is confirmed and remains in full force and effect.

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The parties hereto have caused this Amendment to be executed by their duly authorized signatories as of the date and year first above mentioned.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Director, Investments

QS INVESTORS, LLC

By:	/s/ Thomas Rose
Name:	Thomas Rose
Title:	CFO